UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2010

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 3, 2010, ConAgra Foods, Inc. (the "Company") announced a plan, authorized by its Board of Directors, related to the long-term production of its meat snacks products. The plan provides for the closure of the Company’s meat snacks production facility in Garner, North Carolina, and the movement of production to the Company’s existing facility in Troy, Ohio. The Company’s Garner facility has been operating under limited production capability since June of 2009 when it was damaged in an accident. Since that time, the Troy facility has been producing a portion of the Company’s meat snack products. Upon completion of the plan’s implementation, which is expected to take 15 to 18 months, the Troy facility will be the Company’s primary meat snacks production facility. The plan is expected to result in the termination of approximately 500 employee positions in Garner and the creation of approximately 200 employee positions in Troy. The Company began notifying affected employees on March 3, 2010.

In connection with the plan, the Company expects to incur pre-tax cash and non-cash accounting charges estimated to be in the range of $52 million to $72 million, including approximately $14 million to $18 million of cash charges, primarily in fiscal 2010 and fiscal 2011.

The Company’s estimate of the range of accounting charges is as follows:
- Asset impairment/ Accelerated depreciation: $34 million to $46 million
- Severance and Site closure related costs:$14 million to $18 million
- Other: $ 4 million to $ 8 million
- Total: $52 million to $72 million

Note: As previously disclosed, the Company is currently unable to fully access the portion of the facility that was damaged as part of the June 2009 accident. As a result, the Company is unable to determine whether or not certain equipment located in the facility, with a book value of approximately $12 million, was destroyed. This uncertainty is reflected in the above amounts.

The Company also expects to incur capital expenditures at its Troy facility in the range of $60 to $70 million to implement the plan. This Item 2.05 does not reflect the impact of insurance proceeds received to-date or expected to be received in connection with the Garner accident.

The charges and expenses related to the plan do not impact the Company’s EPS guidance previously communicated at an investor conference on February 16, 2010 and reported on a Form 8-K filed with the Securities and Exchange on the same date. The Company expects to treat the charges under the plan as an item impacting comparability.

Note on Forward-looking Statements
This Form 8-K contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this Form 8-K should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials; the impact of the accident at the Garner manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-savings initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this Form 8-K, which speak only as of the date made.

Item 2.06 Material Impairments.

The information reported under Item 2.05 regarding impairments is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

March 4, 2010	By:	Colleen Batcheler

Name: Colleen Batcheler
Title: Executive Vice President, General Counsel and Corporate Secretary